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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 2, 1995

                       KULICKE AND SOFFA INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                   0-121                   23-1498399
     (STATE OR OTHER        (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                     IDENTIFICATION NO.)
     INCORPORATION)

     2101 BLAIR MILL ROAD, WILLOW GROVE, PA               19090
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (215) 784-6000

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  On October 2, 1995, Kulicke and Soffa Industries, Inc. (the "Company") completed the previously reported acquisition of American Fine Wire Corporation ("AFW"), through the merger of a subsidiary of the Company into Circle "S" Industries, Inc., the privately held parent corporation of AFW ("CSI"). AFW is a leading manufacturer of fine gold and aluminum wire for use in the wire bonding process, with sales of approximately $68.8 million for the year ended December 31, 1994. AFW has production facilities in Singapore, Selma, Alabama, and Zurich, Switzerland, and has product offerings in gold, aluminum and specialty wire. The Company presently intends to continue to use the assets acquired substantially in the manner they were used by AFW prior to the acquisition.

  The preliminary purchase price totaled approximately $53.6 million, subject to possible upward or downward adjustment, based upon completion and audit of the closing balance sheet. Of this amount, approximately $34.4 million was paid in the form of short-term promissory notes (the "Promissory Notes"), approximately $12.9 million was paid in cash, approximately $4.3 million was placed in escrow against certain contingent liabilities, and $2.0 million was withheld in a closing reserve until completion and audit of the closing balance sheet, in accordance with terms of the acquisition, merger and escrow agreements.

  The Company will account for the acquisition using the purchase method. The excess of the purchase price, including transaction related costs, over the fair value of the net assets acquired is expected to approximate $44 million, consisting primarily of goodwill, which is expected to be amortized over twenty years.

  The Company financed the cash portion of the purchase price with borrowings under a new $50.0 million unsecured bank credit facility with Midlantic Bank, N.A. (the "Bank Credit Facility"). Letters of credit securing the Promissory Notes also were issued under this facility. To the extent this loan under the Bank Credit Facility is not repaid within 90 days after the closing of the AFW acquisition, it will be converted automatically to a five-year term loan payable in equal monthly installments. This loan bears interest at 50 basis points over LIBOR before such conversion. If such conversion were to occur, the Company would have the option to fix the interest rate at 115 basis points over the five-year U.S. Treasury securities rate, or to retain a floating rate at 100 basis points above LIBOR, and the loan would become subject to a prepayment premium. Borrowings under the Bank Credit FAcility are subject to the Company's compliance with certain financial and other covenants. The Promissory Notes issued by the Company in partial payment of the purchase price for the acquisition become due and payable January 5, 1996 and bear interest at the rate of 6.4375% per year, less costs associated with maintaining the letters of credit which secure the Promissory Notes which is equal to 1% per annum.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial Statements of Businesses Acquired.

    Audited financial statements of Circle "S" Industries, Inc. for the year ended December 31, 1994 and unaudited financial data as of June 30, 1995 and for the six month periods ended June 30, 1994 and 1995 (incorporated herein by reference to Item 7(a) of the Company's Current Report on Form 8-K dated September 14, 1995).

  (b) Pro Forma Financial Information.

    Unaudited pro forma financial information required pursuant to Article 11 of Regulation S-X (incorporated herein by reference to Item 7(b) of the Company's Current Report on Form 8-K dated September 14, 1995).

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  (c)Exhibits

     2.1(a) Agreement and Plan of Acquisition dated September 14, 1995, between the Company, CSI and Certain Stockholders of CSI.*

     2.1(b) Agreement and Plan of Merger dated October 2, 1995, between the
            Company, Kulicke and Soffa Acquisition Corporation and CSI.*

     2.1(c) Escrow Agreement dated October 2, 1995, between the Company,
            Larry D. Striplin, Jr. and Mellon Bank, N.A.*

    10.1 Restated Loan Agreement between Registrant and Midlantic Bank, N.A., dated September 14, 1995 (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated September 14, 1995)
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    * Appendices, schedules and exhibits to these agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of the schedules and exhibits to the Agreement and Plan of Acquisition appears at page iv of that Agreement. Lists of the appendices and exhibits to the Agreement and Plan of Merger and the Escrow Agreement are attached to said agreements. The Company agrees to furnish supplementally a copy of any such omitted appendix, schedule or exhibit to the Commission upon request.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          KULICKE AND SOFFA INDUSTRIES, INC.

                                                 /s/ Clifford G. Sprague
                                          By: _________________________________
                                                      CLIFFORD G. SPRAGUE,
                                                     SENIOR VICE PRESIDENT AND
                                                      CHIEF FINANCIAL OFFICER
Date: October 6, 1995

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